Exhibit 99.1

Ambrx Appoints Stephen Glover as Chairman of its Board of Directors

SAN DIEGO, May 18, 2023 – Ambrx Biopharma Inc., or Ambrx (NASDAQ: AMAM), today announced that Stephen Glover has joined the Company’s Board of Directors as Chairman. Mr. Glover has extensive experience building successful biopharmaceutical companies, with a focus on pharmaceutical business strategy, corporate development, product development, commercialization, and business optimization. The Company’s former Chair, Katrin Rupalla, Ph.D., has resigned from Ambrx’s Board of Directors to pursue another opportunity, which precludes her ability to serve on any boards of directors.

Stephen Glover’s experience spans Fortune 100, start-up and entrepreneurial environments and his transaction experience covers over 25 transactions. His strategic and operational experience, which covers most therapeutic classes of biopharmaceuticals, includes strategic planning, corporate development, operations management, product development, and clinical and regulatory oversight.

“Steve’s corporate leadership experience and seasoned oversight of Ambrx’s strategic direction will be an invaluable asset to both the Company and its shareholders,” said Daniel J. O’Connor, Chief Executive Officer of Ambrx. “Having co-founded and led multiple successful biotechnology companies and drug development initiatives spanning the breadth of biotech’s most prominent therapeutic areas, Steve’s skillset is perfectly aligned to lead the next phase of Ambrx’s growth and clinical development. We warmly welcome Steve to the Ambrx team and look forward to his contributions as Chairman of the Board.”

Mr. O’Connor continued: “We would like to thank Katrin for serving on our board for the last two years and as Chair of Ambrx since August 2022. Her contributions and strategic guidance have been critical for Ambrx’s growth since her appointment, and we wish her success in all her future endeavors.”

Stephen Glover added: “I am grateful for the opportunity to be joining Ambrx and am looking forward to contributing to the Company’s continued success.”

Mr. Glover has over 32 years of biopharmaceutical and life sciences experience. Currently he is the Co-Founder, Chairman, Chief Executive Officer, and President of ZyVersa Therapeutics, which he took public in December 2022. ZyVersa is a clinical stage biopharmaceutical Company advancing a dynamic pipeline of drug candidates with multiple programs built around two proprietary technologies – Cholesterol Efflux Mediator™ VAR 200 in development to ameliorate renal lipid accumulation that damages the kidneys’ filtration system in patients with glomerular kidney diseases, and Inflammasome ASC Inhibitor IC 100, targeting damaging inflammation associated with numerous CNS and other inflammatory diseases. Mr. Glover is Chairman of the Board of Directors of PDS Biotechnology and a Board member of the Coulter Foundation at the University of Miami U Innovation Center. Previously, Mr. Glover was Co-Founder and Chief Business Officer of Coherus BioSciences, a commercial biologics platform Company focused on delivering biosimilar therapeutics and novel immuno-oncology products which went public in 2014. Prior to Coherus, he was President of Insmed Therapeutic Proteins and Executive Vice President and Chief Business Officer of Insmed Incorporated, where he was responsible for the creation of its biosimilar business unit and sale of that business to Merck. He led the strategic review process that resulted in the merger of Insmed and Transave. Before joining Insmed, Mr. Glover held senior-level positions in sales, marketing and operations at Andrx Corporation, Roche Laboratories, Amgen and IMS Health.

About Ambrx Biopharma Inc.

Ambrx is a clinical stage biopharmaceutical company using an expanded genetic code technology platform to discover and develop next generation antibody drug conjugates (ADCs) and other engineered therapies to modulate the immune system. Ambrx is advancing a focused portfolio of clinical and preclinical programs designed to optimize efficacy and safety in multiple cancer indications, including ARX517, its proprietary antibody-drug conjugates (ADC) targeting the prostate-specific membrane antigen (PSMA) and ARX788, its proprietary ADC targeting HER2. In addition, Ambrx has preclinical and clinical collaborations with multiple partners on drug candidates generated using Ambrx technology. Ambrx spun out of The Scripps Research Institute in 2003 and has several other product candidates involving ADCs and other aspects of Ambrx’s protein engineering technology. For more information, please visit www.ambrx.com. Ambrx routinely posts information that may be important to investors on its website.

Forward-Looking Statements

This press release includes certain “forward-looking statements” intended to qualify for the “safe harbor” from liability established by the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements may be identified by the words “intend,” “plan,” and similar expressions. Forward-looking statements are based on Ambrx’s current expectations and are subject to inherent uncertainties, risks and assumptions that are difficult to predict. Factors that could cause actual results to differ include, but are not limited to, those risks and uncertainties associated with: the continuing impact of the COVID-19 pandemic and other public health-related risks and events on Ambrx’s business, operations, strategy, goals and anticipated milestones; Ambrx’s ability to execute on its strategy including with respect to the timing of its R&D efforts, initiation of clinical trials and other anticipated milestones; risks associated with development and marketing approval of novel therapeutics, including potential delays in clinical trials and regulatory submissions and the fact that future clinical trial results/data may not be consistent with interim, initial or preliminary results/data or results/data from prior preclinical studies or clinical trials; Ambrx’s ability to fund operations as anticipated; and the additional risks and uncertainties set forth more fully under the caption “Risk Factors” in Ambrx’s Quarterly Report on Form 10-Q filed with the SEC on May 11, 2023, and elsewhere in Ambrx’s filings and reports with the SEC. Forward-looking statements contained in this press release are made as of this date, and Ambrx undertakes no duty to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable law.

Contacts

INVESTORS

Mike Moyer

LifeSci Advisors

617-308-4306

mmoyer@lifesciadvisors.com

MEDIA

Mike Tattory

Account Supervisor

LifeSci Communications

media@ambrx.com

Source: Ambrx Biopharma Inc.

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